UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K/A

 (AMENDMENT NO. 1)

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the calendar year ended December 31, 2025

ELEKTROS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00570

Nevada	85-4235616

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1626 South 17th Avenue Hollywood, Florida	33020

(Address of principal executive offices)	(Zip Code)

347-885-9734

Registrant’s telephone number, including area code

Common Stock, par value $0.001

(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

This Amendment No. 1 to Form 1-K (this “Amendment”) is being filed by Elektros, Inc. (the “Company”) to amend the Company’s Annual Report on Form 1-K for the calendar year ended December 31, 2025, originally filed with the Securities and Exchange Commission on April 17, 2026 (the “Original Filing”). The sole purpose of this Amendment is to correct a ministerial error contained within the Independent Auditor’s Report included in Part II, Page F-2 of the Original Filing. This Amendment does not reflect events occurring after the date of the Original Filing or modify any other disclosures in the Original Filing. This Amendment should be read in conjunction with the Original Filing and the Company’s other filings with the Commission.

In this Annual Report, references to “Elektros,”, “ELEK”, “we,” “us,” “our,” or the “company” mean Elektros, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Corporate History

Elektros Inc. was incorporated on December 1, 2020 under the laws of the state of Nevada.

On December 1, 2020, Levi Jacobson was appointed President, Secretary, Treasurer and director of Elektros, Inc.

On May 25, 2021, the Company entered into a “Agreement and Plan of Merger”, whereas it agreed to, and subsequently participated in, a Nevada holding company reorganization pursuant to NRS 92A.180, NRS 92A.200, NRS 92A.230 and NRS 92A.250 (“Reorganization”). There was no shareholder vote required and there was no shareholder meeting. The constituent corporations in the Reorganization were China Xuefeng Environmental Engineering, Inc. (“CXEE” or “Predecessor”), Elektros, Inc. (“ELEK” or“Successor”), and Elektros Merger Sub, Inc. (“Merger Sub”). Our former director, Levi Jacobson was, the sole director/officer of each constituent corporation in the Reorganization.

The merger was effectuated on May 28, 2021 (“Effective Time”), whereas the Company filed Articles of Merger with the Nevada Secretary of State. At the Effective Time, Predecessor was merged with and into Merger Sub (the “Merger), and Predecessor became the surviving corporation. Each share of Predecessor common stock issued and outstanding immediately prior to the Effective Time was converted into one validly issued, fully paid and non-assessable share of ELEK’S common stock. On May 28, 2021, after the completion of the Holding Company Reorganization, we cancelled all of the stock we held in CXEE resulting in CXEE and ELEK each as a stand-alone company.

At the Effective Time, Elektros, Inc., as successor issuer to China Xuefeng Environmental Engineering Group, Inc. continued to trade in the OTC MarketPlace under the previous ticker symbol of Predecessor “CXEE” until the new ticker symbol “ELEK” for the Company was released into the OTC MarketPlace on June 7, 2021. The Company was given a CUSIP Number by CUSIP Global Services for its common stock of 286176102. The Agreement and Plan of Merger is attached as EX1A-7 to the Form 1-A as amended on September 22, 2021.

Our Common Stock is quoted on the OTC Markets Group Inc.’s Pink® Open Market under the symbol “ELEK”.

The Company believes that the Reorganization, was not a transaction of the type described in subparagraph (a) of Rule 145 under the Securities Act of 1933 and the consummation of the Reorganization will not be deemed to involve an “offer”, “offer to sell”, “offer for sale” or “sale” within the meaning of Section 2(3) of the Securities Act of 1933. The Reorganization was consummated without the vote or consent of the Company’s stockholders. In addition, the provisions of NRS 92A.180 did not provide a stockholder of the Company with appraisal rights in connection with the Reorganization. The Company believes that in the absence of any right of any of the Company’s stockholders to vote with respect to the Reorganization or to insist that their shares be purchased for fair value, the Reorganization could not be deemed to involve an “offer” “offer to sell”; or “sale” within the meaning of Section 2(3) of the Securities Act of 1933.

Currently, Jewish Enrichment Enterprise, Inc. owned and controlled by Shlomo Bleier, our sole officer and director is our controlling shareholder, owning 300,000,000 shares of our restricted common stock representing approximately 79.37% voting control. Mr. Bleier owns 26,000,000 shares of our restricted stock. Mr. Levi Jacobson was our sole officer and director of CXEE and Elektros immediately before and at the effective time of the Reorganization. Mr. Jacobson resigned as Elektros sole officer/director on July 1, 2021. Mr. Jacobson’s resignation is attached to our offering statement as EX1A-15. On the same date, Mr. Shlomo Bleier was appointed our sole officer/director by majority vote of shareholders and by our former director. Mr. Jacobson cancelled all of his shares held indirectly in Elektros by Goldjay Realty, Inc. and an equivalent amount of shares were subsequently issued to Jewish Enrichment Enterprise, Inc., an entity solely controlled by Mr. Bleier as compensation for his services pursunat to Rule 4(a)(2).

Pursuant to a court order issued by the Eighth Judicial District Court, Clark County Nevada (the “Court”), Levi Jacobson was appointed custodian, interim director, president, secretary and treasurer of CXEE on November 19, 2020.

Mr. Jacobson was vested with the right to exercise all of the powers of the corporation, through or in place of its board of directors or officers. Mr. Jacobson was bestowed with all the powers specified in NRS 78.347(6) that states Custodian shall have all the powers and title of a trustee appointed under NRS 78.590, NRS 78.635 and 78.650. Custodians so appointed shall also have the powers as provided in NRS 78.640 and 78.645 whether the company is insolvent or not.

On November 25, 2020, Custodian filed a Certificate of Reinstatement with Nevada Secretary of State to reinstate CXEE into good standing and filed an initial list of officers/directors, state business license and appointment of registered agent.

On December 10, 2020, Goldjay Realty, Inc. (“GRI”) consisting of sole shareholder Levi Jacobson, our former director was issued 300,000,000 restricted common shares by CXEE. The issuance was made pursuant to Rule 4(a)(2) of the Securities Act and did not involve any public solicitation or public offering. The shares were issued to GRI for reinstating CXEE into good standing with NSOS and paying delinquent transfer agent fees and developing CXEE’S business plan.

On December 31, 2020, the Custodian conducted a shareholder meeting resulting in Custodian voted as permanent officer/director of CXEE.

On March 9, 2021, an Order was granted by the Court to terminate the Custodianship of CXEE.

On July 1, 2021, Mr. Jacobson resigned as Elektros sole officer/director . On the same date, Mr. Shlomo Bleier was appointed our sole officer/director by majority vote of shareholders and by our former director. Mr. Jacobson cancelled all of his shares held indirectly in Elektros by Goldjay Realty, Inc. and an equivalent amount of shares were subsequently issued to Jewish Enrichment Enterprise, Inc., an entity solely controlled by Mr. Bleier as compensation for his services pursunat to Rule 4(a)(2).

On October 27, 2021, Shlomo Bleier, our sole director and fist named inventor filed a provisional patent Application No. 63/272,202 entitled,“Multi-Port Charging Assembly For Electric Vehicles” with the United States Patent & Trademark Office. Mr. Bleier assigned the patent to us on an even date herewith. The assignment was recorded on Reel 061529, Frame 0618.

On October 25, 2022, We  filed  a non-provisional utility patent Application No. 18/049,373 with the United States Patent & Trademark Office (“USPTO) as reference in our provisional patent Application No. 63/272,202 entitled,“Multi-Port Charging Assembly For Electric Vehicles. A patent for the invention as described below was granted by the USPTO On January 13, 2026. The invention consists of a multi-port charging assembly for charging electric vehicles and method of using the same. The multi-port charging assembly comprises at least two power inputs. Each power input comprises a corresponding plurality of connections for charging the electric vehicle and is configured for attachment to a corresponding vehicle charger. The multi-port charging assembly also comprises a connection assembly that is structured to consolidate the plurality of connections of the power inputs into a plurality of connections of a power output. The power output is operatively configured for attachment to a charging port of the electric vehicle. The multi-port charging assembly further comprises an electronic processor operatively connected to the plurality of connections of the power inputs and the power output. The processor is structured to process and/or dynamically balance the charges of the power inputs into a combined charge of the power output.

Business Information

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to limited public company reporting requirements.

Our business was until recently to design, develop and manufacture and sell fully electric sport utility vehicles. The electric vehicle industry is incredibly capital intensive and highly competitive. We could not raise enough capital to compete with other better capitalized EV startups. We have refocused our business plan on June 30, 2025 to an artisanal mining operation primarily based in Sierra Leone, Africa. This operation will focus on hard-rock lithium exploration, development, and the eventual exportation of the mined material to lithium refineries in the United States. Artisanal mining, also known as small-scale mining (ASM), is characterized by low capital investment, labor-intensive methods, and the use of basic tools and techniques. This form of mining typically involves individuals, families, or small cooperatives, rather than large corporations, and provides a significant economic activity and source of livelihood, especially in developing nations.

 Our current and primary focus is on advancing and developing our hard-rock lithium project located in Sierra Leone, Africa– as lithium is essential for batteries in electric vehicles. Our goal is to become a strategic supplier to lithium refineries for conversion into critical battery materials to supply the growing electric vehicle battery and battery storage markets. The Sierra Leone, Africa project is our only project.

DESCRIPTION OF FACILITIES

Our office space is located at 1626 South 17th Avenue, Holywood, Florida 33020. The principal address of the Company is 1626 South 17th Avenue, Hollywood, Florida 33020. Our phone number is 347-885-9734. The Company has elected December 31st as its year end.

LEGAL PROCEEDINGS

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patents or trademarks. The Company is an assignee of a provisional patent application from our director Shlomo Bleier as filed with the USPTO on October 27, 2021. The title of the Application is Self Re-Charging Battery Assembly and Multi-Port Charging Assembly. The Application Number is 63272202. Subsequently, on October 25, 2022, we  filed  a non-provisional utility patent Application No. 18/049,373 with the United States Patent & Trademark Office for the Multi-Port Charging Assembly. On January 13, 2026, the United States Patent and Trademark Office issued U.S. Patent No. US 12,522,100 B1, titled “Multi-Port Charging Assembly for Electric Vehicles.” The patent covers technology designed to improve electric vehicle (“EV”) charging efficiency by enabling the use of multiple power inputs through a single charging interface.

EMPLOYEES

As of the date of this annual report, we have no employees. Shlomo Bleier is our President, Secretary and Treasurer and sole director. Mr. Bleier was working full time for another company known as Coromandel relating to the mining of diamonds. Currently, Mr. Bleir is working full time at Elektros.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officer and director.

AGREEMENTS

On March 1, 2021, we entered into an Agreement with Technicon Design Corporation DBA Segula Technologies, Inc. to create a high level development road-map for us and they will work to identify companies with a developed EV Chassis which can be used to jump-start the vehicle development process for us. Segula will design and develop with production intent for a single design theme Electric SUV.

STATUS: Terminated.

On March 1, 2022, Elektros, Inc. (the “Company”) entered into an agreement with with Jiangsu Jinpeng Group Co., Ltd. of China to produce and deliver the Company’s first batch of Elektros Sonic branded vehicles to the United States. The agreement calls for the shipment of electric car parts by JJG to the Company. Eight electric vehicles are estimated to be built in Florida at a projected cost of $66,000.

STATUS: Terminated.

On March 16, 2022, Elektros, Inc. (“ELEK”) entered into an Exclusive Agency Framework agreement, (“Agreement”) with Jinshun Import and Export Xuzhou Co., LTD (“JIEX”) of China to exclusively sell and distribute JIEX electric vehicles. The Agreement calls for at least 2,000 units to be produced by JIEX and distributed by ELEK with unit increases of 30% every 12 months, (the “Annual Plan”). ELEK is required to guarantee the orders or continuous in every season. ELEK shall pay 30% of the full amount of the committed sales volume to JIEX as a total advanced payment. During the term of the Agreement, for each unit ordered, $3,900 will be deducted from the advance payment as payment for the current order until all advanced payments are deducted. If, in the event ELEK fails to have annual sales volume of less than 80% of the Annual Plan, JIEX will have the automatic unconditional right to terminate or modify the agreement. Any remaining advanced payments will be kept by JIEX and considered liquidated damages. ELEK will have the right of first refusal to distributing/marketing/selling any new models manufactured by JIEX in the United States notwithstanding ELEK must maintain good standing under the Agreement. The term of the Agreement is three years. The Agreement may be renewed at the end of the term if mutually agreed upon.

STATUS: Terminated.

On March 24, 2022, ELEK entered into a Regulatory Consulting Agreement (“Consulting Agreement”) with IDIADA Automotive Technology USA LLC based in California to crash test and certify Elektros Sonic vehicles directly from China. IDADA provides a renowned certification program that closely examines vehicle production from overseas and performs a high level gap analysis to assess what is needed for National Highway Traffic Safety Administration (NHTSA) and Federal Motor Vehicle Safety Standards (FMVSS) compliance. The IDIADA team plans to visit Elektros Sonic point of production site in China to ensure that all aspects of the electric vehicle comply with U.S. standards before issuing official certification. The approximate cost is estimated to be approximately $45,000.

STATUS: Terminated.

On February 8, 2023, we announced and entered into Memorandum of Understanding with Next Realm AI, a wholly owned subsidiary of AI Venturetech, Inc. to explore data applications for electric vehicle sector.

STATUS: Terminated.

On March 13, 2023, we announced that we have begun discussions for an equity interest or development agreement with the the owners of a lithium mine in Sierra Leon, Africa. We initiated a mining feasibility study of the lithium mine and plan to explore prospects of developing the mine as a lithium supplier to select processing partners, or battery manufacturer.

STATUS: Terminated.

We entered into a ground lease agreement and with Mr. Daniel Sellu in Gbu-Gbu village Gawola Town in the Tinkoko chiefdom Bo District in the southern part of Sierra Leone, Africa and a joint venture with Mr. Kemo Kamara on August 15, 2024. Mr. Kamara is responsible for managing local operations, licensing, labor, packaging, and shipment preparations.

Due to regulatory requirements, only Sierra Leonean citizens are permitted to apply for mining licenses and manage on-the-ground operations. Under the agreement, Mr. Kamara will hold a 25% stake, while we plan to maintain a 75% stake in the venture. The joint venture’s mission is to extract, package, and export raw lithium from Sierra Leone to the United States.

COMPETITION

This annual report contains market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this annual report, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Competition for selling raw battery-grade lithium to refineries in the United States

The competition to sell raw battery-grade lithium to refineries in the United States is currently limited but evolving, primarily influenced by a historical reliance on imports, growing domestic demand, and geopolitical factors.

1. Dominance of imports and reliance on China

The U.S. traditionally relies heavily on imports for battery-grade lithium, with a significant portion of the global refining capacity concentrated in China.China's dominance in lithium refining and battery production gives it a strong competitive edge.

2. Growing domestic efforts and competition

The US government and private companies are actively working to build a domestic lithium supply chain to reduce dependence on foreign sources, particularly China. This push has led to increased exploration for lithium deposits and announcements of new refining capacity in the US. Key players in the US: Companies like Albemarle, Lithium Americas, and Standard Lithium are actively developing projects and potentially competing to supply US refineries.

3. Global competition and geopolitical factors

Beyond China, other countries like Chile and Argentina are significant players in lithium production and are also potential suppliers to the US market. Geopolitical tensions and concerns over supply chain security are driving efforts to diversify lithium sources and reduce reliance on a single country.

4. Challenges for sellers

Establishing relationships: Securing contracts with US refineries, especially for newer entrants or smaller operations, can be challenging due to established relationships with existing suppliers.

Quality and specifications: Meeting the specific quality and purity requirements for battery-grade lithium used in US refineries is crucial.

Pricing: Global lithium prices can be volatile, impacting profitability and making it challenging to negotiate favorable contracts.

Logistics and infrastructure: Transporting raw lithium to US refineries, particularly from overseas, can be complex and expensive.

5. Potential opportunities for artisanal miners (ASM)

As the US seeks to diversify its lithium supply chain, there could be opportunities for artisanal miners, particularly if they can demonstrate responsible sourcing practices and meet quality standards.

The emphasis on ethical and sustainable sourcing of critical minerals could create a niche for artisanal miners who can meet these requirements.

In conclusion, the competition to sell raw battery-grade lithium to US refineries is currently influenced by the US's efforts to build a domestic supply chain and reduce its reliance on foreign sources, particularly China. This situation creates both challenges and potential opportunities for various suppliers, including artisanal miners, who are prepared to meet the demands of the evolving US market.

Competition for artisanal lithium mining sector in Sierra Leone, Africa.

While specific data on the competition within the artisanal lithium mining sector in Sierra Leone is limited due to the sector's informal nature, several factors indicate potential sources of competition:

1. Local artisanal miners

Sierra Leone has established artisanal mining communities, primarily focused on diamonds and gold, and have diversified into lithium as demand and prices rise.

The rise of lithium prices and potential discoveries could continue to attract new entrants like us seeking economic opportunities, particularly in areas with known mineral potential.

The nature of lithium deposits, such as pegmatites, found in Africa may be suitable for exploitation by artisanal and small-scale mining (ASM), especially if located in developing countries with limited capital access.

2. Large-scale mining companies

Foreign mining companies are actively exploring and developing lithium projects in Sierra Leone and other African countries. While China is a major player in African lithium projects, other countries and companies from the EU, US, and Canada are also investing in exploration and securing lithium resources. Large-scale mining (LSM) operations have the financial and technical resources to develop deposits at a greater scale, and may be able to secure mining leases in promising areas.

3. Political and Elite Interests

Sanctioned local elites are reported to be involved in mining activities in countries like Zimbabwe, potentially at the expense of artisanal miners, according to Global Witness. Individuals with political connections might acquire leases for lucrative mining areas, limiting opportunities for artisanal miners.

4. Cross-border trade and smuggling

Informal artisanal miners in neighboring countries, like Guinea, might compete by smuggling lithium into Sierra Leone, potentially impacting local prices and formal markets.

Lower royalty rates or lax regulations in neighboring countries could attract lithium from Sierra Leone, according to ResearchGate.

5. Market dynamics

Fluctuations in global lithium prices can significantly impact the profitability of artisanal mining, potentially increasing competition during periods of high prices.

The lack of transparency in the value chain, from mining sites to buyers and exporters, makes it difficult to assess the extent of competition and ensures that miners are receiving fair compensation for their labor.

In summary, competition in artisanal lithium mining in Sierra Leone is driven by a combination of local artisanal miners, large-scale mining operations backed by international interests, and the influence of politically connected individuals. According to Context News, ASM in Africa employs approximately 10 million people in rural areas, yet much of it operates informally, posing challenges for regulating competition and protecting the rights of miners. While the rise in lithium demand presents opportunities for artisanal miners, it is crucial to address the challenges of formalization, market access, and fair practices to ensure that the benefits of the lithium boom are shared more equitably. According to ScienceDirect.com, a lack of regulation could lead to adverse long-term socio-ecological impacts rather than benefits for the continent.

LITHIUM PRICING

Wholesale price of raw lithium" in the United States over the most recent (August 2024 to August 2025) is not readily available in public sources. This is due to several factors:

· Market Complexity: The lithium market is complex, involving different forms of raw lithium (e.g., spodumene concentrate, lithium carbonate, lithium hydroxide) with varying specifications, purity levels, and contract terms.

· Contract-Based Market: A significant portion of the lithium traded, especially in the US, occurs through long-term contracts rather than a transparent spot market. These contracts often involve price floors or other mechanisms to manage volatility.

· Data Providers: While specialized market intelligence firms like Fastmarkets and Argus Media provide detailed pricing data, access to this information typically requires subscriptions that we do not have.

General trends and representative price points.

Based on available information for the period, the US lithium market has experienced significant fluctuations and a general downward trend in prices, influenced by a combination of factors:

Based on available information for the period, the US lithium market has experienced significant fluctuations and a general downward trend in prices, influenced by a combination of factors:

  Oversupply and Softening Demand: Global lithium supply has outpaced demand, leading to downward pressure on prices, particularly during the first half of 2025.
  Impact of EV Sales: Weaker-than-expected electric vehicle (EV) sales globally also contributed to the price decrease.
  Price Floors in Contracts: While spot prices have seen significant drops, long-term contracts often include price floors, which provide some stability for certain suppliers.
  Price Recovery: Some recovery has been observed in recent months, potentially driven by renewed procurement activity and geopolitical concerns.

Date/Period	Lithium Form	Price (USD/metric ton)	Source/Context
August 5, 2025	Battery-grade Lithium Carbonate	$9,000–$10,000	Argus Media assessment (reflecting stable pricing)
August 5, 2025	Technical-grade Lithium Carbonate	$8,500–$9,500	Argus Media assessment (slightly lower than battery-grade)
August 5, 2025	Lithium Hydroxide	$9,500–$10,500	Argus Media assessment
Q2 2025	Battery-grade Lithium Carbonate	$9,357 (average)	ChemAnalyst
June 24, 2025	Battery-grade Lithium Carbonate	$8,329.08	Nasdaq (lowest point in Q2 2025)
May 22, 2025	Battery-grade Lithium Carbonate	$9,000–$12,000	SMM projections
Q2 2025	Lithium Metal	Declined 6.8%	ChemAnalyst (reflecting volatility)
January 2025	Battery-grade Lithium Metal	$80,700.01	Shanghai Metals Market
January 2025	Industrial-grade Lithium Carbonate	$8,705.19	Shanghai Metals Market

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of the following. The total number of shares of capital stock which the Corporation shall have authority to issue is: two billion two hundred million (2,200,000,000). These shares shall be divided into two classes with two billion (2,000,000,000) shares designated as common stock at $.001 par value (the "Common Stock") and two hundred million (200,000,000) shares of preferred stock at $.001 par value (the "Preferred Stock"). We have designated (1,000,000) shares of Preferred Stock as Series A Preferred Stock. Series A Preferred Stock has super voting rights whereas each one share has the equivalent voting rights of 10,000 votes of Common Stock. The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. We have cumulative voting for the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. We have no shares of common stock issued and outstanding.

Preferred Stock

There are 50,000 shares of Series A Preferred stock issued and outstanding.

Options and Warrants

None.

Convertible Notes/Loans

On December 28, 2020, the Company entered into a loan agreement with Samuel Schlesinger for $10,000. The verbal agreement between our former sole officer, Levi Jacobson, and Mr. Schlesinger set the term of the loan as payable within 365 days from December 28, 2020, with no interest.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

Securities Transfer Corporation is our transfer agent. Their address is 2901 N. Dallas Parkway, Suite 380, Plano, Texas.

Penny Stock Regulation

We trade in the OTC MarketPlace under the ticker symbol ELEK and are subject to penny stock regulation. The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Our current and primary focus is on advancing and developing our hard-rock lithium project located in Sierra Leone, Africa– as lithium is essential for batteries in electric vehicles. Our goal is to become a strategic supplier to lithium refineries for conversion into critical battery materials to supply the growing electric vehicle battery and battery storage markets. The Sierra Leone, Africa project is our only project.

We entered into a ground lease agreement and with Mr. Daniel Sellu in Gbu-Gbu village Gawola Town in the Tinkoko chiefdom Bo District in the southern part of Sierra Leone, Africa and a joint venture with Mr. Kemo Kamara on August 15, 2024. Mr. Kamara is responsible for managing local operations, licensing, labor, packaging, and shipment preparations.

Due to regulatory requirements, only Sierra Leonean citizens are permitted to apply for mining licenses and manage on-the-ground operations. Under the agreement, Mr. Kamara will hold a 25% stake, while we plan to maintain a 75% stake in the venture.

The joint venture’s mission is to extract, package, and export raw lithium from Sierra Leone to the United States. We presently have about 54 tons of raw hard rock lithium ready to be shipped from Africa but we do not have adequate capital to pay for the shipment to the United States.

Objectives

• Secure continuous lithium extraction and export from Sierra Leone, Africa.

• Ship two to three containers of raw lithium every one to two months to the U.S.

• Establish long-term supply agreements with U.S. lithium refineries.

• Position the Company as a supplier within the global battery materials supply chain.

• Attract strategic investors and expand operations to become a leading supplier in the lithium sector.

Revenue

During the calendar year ended, December 31, 2025 the Company had $0 revenue.

Operating Results

Our net loss for the calendar year ended December 31, 2025 was $(65,213). Our net loss for the year ended December 31, 2024 was $(64,342).

Compensation to shareholders was $0 in the calendar year of 2025 and 2024.

Liquidity and Capital Resources

As of December 31, 2025, the Company held $0 in cash. As of December 31, 2024, the Company held $141.00 in cash.

Our capital needs in 2025 have been met by related party contributions to capital by management and through our previous Regulation A offering qualified by the Commission on September 27, 2021. Our Tier 2 Regulation A offering expired three years from date of qualification by the Commission on September 27, 2024 pursuant to Rule 251(d)(3)(i)(F) of Regulation A. We estimate that based on current plans and assumptions, that our cash will not be sufficient to satisfy our cash requirements under our present business expectations, without further financing, for up to 12 months. In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowings and the sale of common stock including but not limited to a recently qualified Regulation A offering on December 23, 2025. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing. Our auditor has stated that that the Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically operating loss, working capital deficiency, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful.

Results of Operations

We recently have begun operations and do not plan to have any revenue for at least 12 months. We have begun operations and executed a joint venture agreement with a local miner and a land lease agreement on August 15, 2024 in Sierra Leone, Africa.

Contractual Obligations and Off-Balance Sheet Arrangements

We have the following contractual obligations:

1) Securities Transfer Corp.-Transfer Agent pursuant to Registrar Agreement.

2) A land lease agreement by and between the Company and Mr. Daniel Sellu for land located in the Tikonko cheifdom of Bo District in the village of of Gawola and the mining stones site Algo aka Gbu_gbu site located approximately six miles from the second capital city of Sierra Leone. The lease is for a term of 13 years.

3) A joint venture by and between the Company and Mr. Kemoh Kamara, a resident of Sierra Leone, Africa.

We do not have any off balance sheet arrangements.

Revenue

During the calendar year ended, December 31, 2025 the Company had $0 revenue. During the calendar year ended, December 31, 2024 the Company had $0 revenue.

Cash Flows

Net Cash Used in Operating Activities

For the years ended December 31, 2025 and 2024, we used $(6,080) and $(6,398) of cash in operating activities, respectively.

Net Cash Used in Investing Activities

For the year ended December 31, 2025, we used $ 0 in investing activities. For the year ended December 31, 2024, we used $0 of cash in investing activities.

Net Cash Provided by Financing Activities

For the years ended December 31, 2025 and 2024, financing activities provided $5,939 and $6,500 respectively.

Item 3. Directors, Executive Officers, and Significant Employees

Our current executive officers and directors and additional information concerning them are as follows:

Name	Age	Position(s)

Shlomo Bleier	77	Chief Executive Officer, Chief Financial Officer, President, Treasurer, and a Director

Business Experience

The following is a brief account of the education and business experience of our executive officers and directors during at least the past five years, indicating their principal occupation during the period, the name and principal business of the organization by which they were employed, and certain of their other directorships:

Shlomo Bleier- Chief Executive Officer, Chief operations Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary and sole Director.

Mr. Shlomo Bleier has been involved in the diamond industry for over 35 years and has been involved in mining operations in Brazil and Sierra Leone for the past ten years. In 1980 he joined the Diamond Dealers Club of New York city. In 1993, Mr. Bleier moved to New York City from Israel where he devoted all his time to the diamond industry and worked throughout the years as a diamond cutter and polisher specializing in large stones and colored diamonds, managing the process from rough to finished product. From 1993 to 1999, he worked for Simcha Diamond Ltd. in Brazil where he successfully mined gold and diamonds. From 2000-2004, he was a partner in S & T Mining Group, Ltd in Sierra Leon, Africa. He served as chief administrator of operations. From 2005-2015, Mr. Bleier has been acive in managing various projects in Sierra Leon Africa mining for diamonds and gold. From 2016 to 2020, Mr. Bleier was the manager and director of operations with Coromandel, a Brazilian corporation utilizing his expertise and knowledge in the mining of diamonds and gold. Presently, Mr. Bleier is sole officer and director of Elektros.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our sole Director believes that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our sole Director has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that the sole Director is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The sole Director of the Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Director and our Executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Information Statement.

 EXECUTIVE COMPENSATION

There is no option or non-cash compensation plan at this time. No amounts are paid or payable to the director for acting as such. No Board committees have been established. Due to limited operations, the entire Board of Directors functions as the audit committee; Mr. Bleier is not a “financial expert” as defined in Regulation S-K 407. We have no independent director.

The following table sets forth the compensation of the Company's sole executive officer/director for the year ended December 31, 2025.

Name:	Year	Salary, Fees, Commissions ($):	Bonus ($):	Stock Awards ($):	Stock Options ($):	All Other Compensation ($):	Total ($):
Shlomo Bleier CEO, Director	2025	$0	--	--	--		$0

Item 4. Security Ownership of Management and Certain Securityholders

As of December 31, 2025, the Company had 447,440,718 shares of common stock and 50,000 shares of Series A preferred stock issued and outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock Beneficially Owned	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
Shlomo Bleier[1]	326,000,000[1]	72.86%	50,000[2]	100%[2]	87.18%[2]
5% Shareholders
Jewish Enrichment Enterprises, Inc.	326,000,000[1]	72.86%	—	—	—

1 Shlomo Bleier is deemed to be the indirect and beneficial owner of 326,000,000 common shares owned by Jewish Enrichment Enterprise, Inc.

2 Shlomo Bleier is deemed to be the indirect and beneficial owner of 50,000 shares of Series A non-convertible preferred stock.

 The Series A Preferred Stock has super voting rights whereas each one share held is entitled to 10,000 votes or the equivalent votes equal to 500,000,000 common shares. Series A shareholders are entitled to vote on all matters submitted to common stock shareholders or any other class of shareholders. This means Mr. Bleier has voting control of 87.18% of the issued and outstanding shares of common stock including his common shares held indirectly by Jewish Enrichment Enterprise, Inc.

We have no outstanding warrants or options.

Item 5. Interest of Management and Others in Certain Transactions

We have not entered into any transactions in which the management or related persons have an interest outside of the ordinary course of our operations.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm Boladale Lawal & Co. (PCAOB ID: 6993	F2

Balance Sheets For the Years Ended December 31, 2025 and December 31, 2024	F3

Statements of Operations For the Years Ended December 31, 2025 and December 31, 2024	F4

Statements of Changes in Shareholders’ Equity (Deficit)	F5

Statements of Cash Flows For the Years Ended December 31, 2025 and December 31, 2024	F6

Notes to Financial Statements	F7-F11

-F1-

Report of the Independent Registered Public Accounting Firm

To the shareholders and the board of directors of

Elektros, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Elektros, Inc. as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2025 and 2024, and the related notes (collectively referred to as the "financial statements").

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company incurred a net loss of $(62,513) and an accumulated deficit of $(96,838,848). These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Going Concern Uncertainty – See also Going Concern Uncertainty explanatory paragraph above

As described in Note 3 to the financial statements, the Company has significant operating losses and accumulated deficit. The Company is dependent on obtaining additional working capital funding from the management and related party to execute its plans and continue operations These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s available capital and the risk of bias in management’s judgments and assumptions in their determination.

The procedures performed to address the matter included.

•	We inquired of executive officers, and key members of management, of the Company regarding factors that would have an impact on the Company’s ability to continue as a going concern,
•	We evaluated management’s plan for addressing the adverse effects of the conditions identified, including assessing the reasonableness of forecasted information and underlying assumptions by comparing to actual results of prior periods and actual results achieved to date, and utilizing our knowledge of the entity, its business and management in considering liquidity needs and the Company’s ability to generate sufficient cash flow,
•	We assessed the possibility of raising additional debt or credit,
•	We evaluated the completeness and accuracy of disclosures in the financial statements.

 /S/ Boladale Lawal

Boladale Lawal & CO (PCAOB ID 6993)

Chartered Accountants

We have served as the Company's auditor since 2025

Lagos, Nigeria

April 21, 2026

-F2-

Elektros, Inc.

Balance Sheets

(Audited)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash	$-	$141
Prepaid leases	45,675	45,675
Total Current Assets	45,675	45,816
Prepaid leases	465,083	510,758
Company vehicles	18,387	29,686
Total Long-term assets	483,471	540,444
TOTAL ASSETS	$529,146	$586,261

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable other liabilities	$398	$939
Loan to the company, net accumulated interest	10,000	10,000
Total Current Liabilities	10,398	10,939

TOTAL LIABILITIES	10,398	10,939

Stockholders’ Equity
Preferred stock, $.001 par value, 200,000,000 shares authorized; 50,000 issued and outstanding as of December 31, 2025 and December 31, 2024	50	50

Common stock, $.001 par value, 2,000,000,000 shares authorized, 447,440,718 issued and outstanding as of December 31, 2025 and December 31 2024	447,441	447,441
Additional paid-in capital	96,910,105	96,904,165
Accumulated deficit	(96,838,848)	(96,776,335)

Total Stockholders’ Deficit	$518,748	$575,321

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$529,146	$586,261

The accompanying notes are an integral part of these financial statements

-F3-

Elektros, Inc. Statement of Operations (Audited)
	Year Ended December 31, 2025	Year Ended December 31, 2024

Operating expenses

General and administrative expenses	$62,513	$64,342
Total operating expenses	62,513	64,342

Operating loss	$(62,513)	$(64,342)

Net loss	$(62,513)	$(64,342)

Basic and Diluted net loss per common share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - Basic and Diluted	447,440,718	447,440,718

The accompanying notes are an integral part of these audited financial statements.

-F4-

Elektros, Inc.

Statement of Changes is Stockholder (Deficit)

For the Period December 31, 2023 to December 31, 2025

(Audited)

	Common Shares	Par Value Common Shares	Series A Preferred Shares	Par Value Preferred Shares	Additional Paid-in Capital	Accumulated Deficit	Total

Balances, December 31, 2023	447,440,718	$447,441	50,000	$50	$96,897,665	$(96,711,993)	$633,164
Expenses paid on behalf of the company and contributed to capital	-	-	-	-	6,500	-	6,500
Net loss	-	-	-	-	-	(64,342)	(64,342)
Balances, December 31, 2024	447,440,718	$447,441	50,000	$50	$96,904,165	$(96,776,335)	$575,321
Expenses paid on behalf of the company and contributed to capital	-	-	-	-	5,939	-	5,939
Net loss	-	-				(62,513)	(62,513)
Balances, December 31, 2025	$447,440,718	$447,441	50,000	$50	$96,910,104	$(96,838,848)	$518,747

The accompanying notes are an integral part of these audited financial statements.

-F5-

Elektros, Inc.

Statement of Cash Flows

(Audited)

	Year Ended December 31, 2025	Year Ended December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(62,513)	$(64,342)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	11,299	11,330

Changes in current assets and liabilities:
Accounts payable and other liabilities	(541)	939
Prepaid expenses	45,675	45,675
Net cash used in operating activities	(6,080)	(6,398)
CASH FLOWS FROM FINANCING ACTIVITIES
Expenses paid on behalf of Company and contributed to capital	5,939	6,500
Net cash provided by financing activities	5,939	6,500

Net change in cash	$(141)	$102
Beginning cash balance	141	39
Ending cash balance	$-	$141

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these audited financial statements.

-F6-

Elektros, Inc.

Notes to the Audited Financial Statements

Note 1 – Organization and Description of Business

Elektros, Inc. (we, us, our, or the "Company") was incorporated on December 1, 2020 in the State of Nevada.

Our business was until recently to design, develop and manufacture and sell fully electric sport utility vehicles. The electric vehicle industry is incredibly capital intensive and highly competitive. We could not raise enough capital to compete with other better capitalized EV startups. We have refocused our business plan on June 30, 2025 to an artisanal mining operation based in Sierra Leone, Africa. This operation focuses on hard-rock lithium exploration, development, and the eventual exportation of the mined material to lithium refineries in the United States.

The Company has elected December 31st as its year end.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at December 31, 2025, and December 31, 2024, were $0 and $141, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at December 31, 2025.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

-F7-

The Company does not have any potentially dilutive instruments as of December 31, 2025 and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

- Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

- Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

- Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2025. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Convertible Instruments

The Company has opted for early adoption of the revised FASB guidance, ASU 2020-06, for accounting for conversion options embedded in convertible instruments. A debt with an embedded conversion feature shall be accounted for in its entirety as a liability and no portion of the proceeds from the issuance of convertible debt instrument instruments shall be accounted for as attributable to the conversion feature unless the conversion feature is required to be accounted for separately as an embedded derivative under Subtopic 815-15 or the conversion feature results in a premium that is subject to the guidance in paragraph 470-20-25-13.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is

-F8-

required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The Company had no stock-based compensation plans as of December 31, 2025.

The Company’s stock-based compensation for the periods ended December 31, 2025 and December 31, 2024 was $0 for both periods.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 is amended by ASU 2018-01, ASU2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01, which FASB issued in January 2018, July 2018, July 2018, December 2018 and March 2019, respectively (collectively, the amended ASU 2016-02). The amended ASU 2016-02 requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. The amended ASU 2016-02 retains a distinction between finance leases (i.e. capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amended ASU 2016-02 also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. A modified retrospective transition approach is permitted to be used when an entity adopts the amended ASU 2016-02, which includes a number of optional practical expedients that entities may elect to apply.

We have no finance leases, only two prepaid leases, and do not believe we will be impacted in the foreseeable future by the newly adopted accounting standard(s) mentioned above.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 – Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically operating loss, working capital deficiency, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

-F9-

Note 4 – Income Taxes

 Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has incurred a net operating loss carryforward of $96,838,848 which begins expiring in 2040. The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

Significant components of the Company’s deferred tax assets are as follows:

	December 31,

	2025	2024
Deferred tax asset, generated from net operating loss	$20,336,158	$20,323,030
Valuation allowance	(20,336,158)	(20,323,030)
	$—	$—

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

Federal income tax rate 21.0%	21.0%
Increase in valuation allowance (21.0%)	(21.0%)
Effective income tax rate 0.0%	0.0%

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. This legislation reduced the federal corporate tax rate from the previous 35% to 21%. Tax filings for the Company for the year 2020 is available for examination by tax authorities.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 5 – Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of December 31, 2025.

Note 6 – Prepaid Expenses

During the year ended December 31, 2022, the Company prepaid a 15 year lease for office space totaling $310,125 and prepaid a 15 year lease for commercial space totaling $375,000.

Note 7- Company Vehicles

During the year ended December 31, 2022, the Company purchased two vehicles for commercial use totaling approximately $93,242. During the year ended December 31, 2023, the Company returned one vehicle to the dealership where it was purchased, due to the poor quality of the vehicle, and the loan associated with that vehicle was eliminated. There was an expense of approximately $2,899 associated with the disposal of this asset. The Company is depreciating the remaining vehicle for five years, using the straight-line depreciation method. Depreciation expense for these assets totaled $11,299 and $11,330 for the periods ended December 31, 2025 and 2024, respectively. Total depreciation recognized at December 31, 2025 for the two assets totaled approximately $38,106.

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Note 8 – Loans to Company

On December 28, 2020, the Company entered into a loan agreement with Samuel Schlesinger for $10,000. The verbal agreement between our former sole officer, Levi Jacobson, and Mr. Schlesinger set the term of the loan as payable within 180 days from December 28, 2020, with no interest. As of December 31, 2025 this loan is still payable to Mr. Schlesinger.

Note 9 – Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 200,000,000 shares with a par value of $0.001, of which One Million (1,000,000) preferred shares are designated as Series A Preferred Stock. There were 50,000 shares of Series A Preferred Stock issued and outstanding as of December 31, 2025 and December 31, 2024. Holders of shares of Series A Preferred Stock shall have no right to convert those shares into Common Stock or any other class of securities of the Company. There will be no dividends due or payable on the Series A Preferred Stock unless a change is authorized by the Board of Directors of the Company.

Common Stock

The authorized common stock of the Company consists of 2,000,000,000 shares with a par value of $0.001. There were 447,440,718 shares of common stock issued and outstanding as of December 31, 2025, and December 31, 2024.

Note 10 – Related-Party Transactions

Additional Paid-In Capital

During the period ended December 31, 2025, our CEO, Shlomo Bleier, paid expenses on behalf of the Company totaling $6,500. These payments are considered as contributions to the Company with no expectation of repayment.

Note 11 – Subsequent Events

Management has reviewed financial transactions for the Company subsequent to the period ended December 31, 2025 and has found that there was nothing material to disclose except for the following:

Subsequent to December 31, 2025, the Company sold a total of 39,000,000 common shares pursuant to its qualified Regulation A offering statement on December 23, 2025 to four shareholders for proceeds totaling $172,825.

On March 3, 2026, the Company issued a press release to announce that the United States Patent and Trademark Office has issued U.S. Patent No. US 12,522,100 B1, titled “Multi-Port Charging Assembly for Electric Vehicles.” The patent covers technology designed to improve electric vehicle charging efficiency by enabling the use of multiple power inputs through a single charging interface.

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Index to Exhibits

Exhibit No.	Description

1A-2A	Certificate of Incorporation, as filed with the Nevada Secretary of State on December 1, 2020(1)
1A-2B	By-Laws (1)

(1) Filed as an exhibit to our Offering Statement (1-A) on April 6, 2021.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this amended Annual Report on Form 1-K/A to be signed on its behalf by the undersigned, thereunto duly authorized.

Elektros, Inc.

Date:	April 21, 2026	By:	/s/ Shlomo Bleier
Shlomo Bleier, Chief Executive Officer

Pursuant to the requirements of Regulation A, this amended Annual Report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shlomo Bleier	Chief Executive Officer	April 21, 2026
Shlomo Bleier	(Principal Executive Officer)

/s/ Shlomo Bleier	Chief Financial Officer and Chief Accounting Officer	April 21, 2026
Shlomo Bleier	(Principal Financial Officer and Principal Accounting Officer)